UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0060 Expires: April 30, 2009 Estimated average burden hours per response. . 5.0
Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)      February 25, 2009

Vital Images, Inc.

(Exact name of registrant as specified in its charter)

Minnesota	0-22229	41-1321776
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5850 Opus Parkway, Suite 300, Minnetonka, Minnesota		55343
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code     (952) 487-9500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  The Compensation Committee of Vital Images, Inc. (the “Company”) took the following actions on February 11, 2009, which were approved by the Company’s Board of Directors on February 25, 2009:

•                  Approved the determination of non-equity-based incentive compensation for the year ended December 31, 2008, payable in the form of cash bonuses, to employees subject to the Company’s Management Incentive Plan (“MIP”).  For 2008, Michael H. Carrel, President and Chief Executive Officer, was eligible for non-equity-based incentive compensation equal to 65% of his base salary; Peter J. Goepfrich, Chief Financial Officer, was eligible for non-equity-based incentive compensation equal to 50% of his base salary; and Steve P. Canakes, Executive Vice President — Sales and International Operations, was eligible for non-equity-based incentive compensation equal to 75% of his base salary.  (Mr. Carrel, Mr. Goepfrich and Mr. Canakes are referred to collectively as the “Named Executive Officers.”)  During 2008, for each of Mr. Carrel and Mr. Goepfrich, 35% of his bonus was based on the revenue objective, 25% was based on the adjusted EBITDA objective, 10% was based on the maintenance and support retention rate objective, 10% was based on the customer satisfaction objective, 10% was based on the product development objective, and 10% was based on personal objectives.  The adjusted EBITDA objective in 2008 was defined as earnings before interest, taxes, depreciation, amortization, impairment of patent, equity-based compensation and reduction in workforce charges.  Adjusted EBITDA excludes certain items that are non-cash in nature and/or items that are affected by market forces that are difficult to predict and may not be within the control of management.   During 2008, for Mr. Canakes, 50% of his bonus was based on the revenue objective, 15% was based on the adjusted EBITDA objective, 10% was based on the maintenance and support retention rate objective, 10% was based on the customer satisfaction objective, 10% was based on the product development objective, and 5% was based on personal objectives.  For 2008, the following individuals received the following bonuses:  Mr. Carrel ($25,090), Mr. Goepfrich ($10,456) and Mr. Canakes ($9,931).

•                  Adopted the performance measures under the MIP for the year ending December 31, 2009 for the Named Executive Officers and other executive officers.  For 2009, Mr. Carrel will be eligible under the MIP for a bonus equal to up to 65% of his salary, Mr. Goepfrich will be eligible for a bonus equal to up to 50% of his salary, and Mr. Canakes will be eligible for a bonus equal to up to 75% of his salary.  For Mr. Carrel, 70% of his 2009 bonus will be based on the adjusted EBITDA objective, 15% will be based on the customer service objective, and 15% will be based on the market share improvement objective.  For Mr. Goepfrich, 60% of his 2009 bonus will be based on the adjusted EBITDA objective, 15% will be based on the customer service objective, 15% will be based on the market share improvement objective, and 10% will be based on personal objectives.  For Mr. Canakes, 45% of his 2009 bonus will be based on the adjusted EBITDA objective, 15% will be based on the customer service objective, 15% will be based on the market share improvement objective, and 25% will be based on personal objectives.  In addition, if the Company achieves the revenue objective, each Named Executive Officer will be eligible in 2009 to receive a bonus under the MIP equal to the following percentages of his total bonus earned for 2009:  Mr. Carrel (40%), Mr. Goepfrich (30%) and Mr. Canakes (40%).  However, no part of the bonuses will be paid under the 2009 MIP unless the Company meets a certain level of adjusted EBITDA for the year ending December 31, 2009.

•                  Approved and finalized the grant of the following options to the Named Executive Officers, which will be granted on March 2, 2009:

Name	Number of Shares Subject to Options(1)

Michael H. Carrel	51,400

Peter J. Goepfrich	17,600

Steven P. Canakes	17,600

(1)             All options will be non-qualified options having a five-year term commencing on the date of grant; and will vest, so long as the holder is an employee of the Company, as to 28% of the number of shares subject to the options one year after the date of grant and, thereafter, as to an additional 2% of the number of shares subject to the options per month until fully vested.  All options will have an exercise price equal to the closing price of the Company’s common stock as reported on The NASDAQ Global Select Market on March 2, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vital Images, Inc.

Date: March 2, 2009.

	By	/s/ Peter J. Goepfrich
Peter J. Goepfrich
Chief Financial Officer
(Principal Financial Officer)